SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                      November 30, 1998 (November 16, 1998)

                           AMERICAN TOWER CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                   001-14195                65-0723837
(State or Other Jurisdiction        (Commission              (IRS Employer
      of Incorporation)             File Number)           Identification No.)




        116 Huntington Avenue
        Boston, Massachusetts                                     02116
(Address of Principal Executive Offices)                      (Zip Code)




                                 (617) 375-7500
              (Registrant's telephone number, including area code)





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Item 2.  Acquisition or Disposition of Assets.

      On November 16, 1998, American Tower Corporation (the "Company" or "ATC") entered into an Agreement and Plan of Merger ("the Omni Merger Agreement") with OmniAmerica, Inc., a Delaware corporation ("Omni"), and American Towers, Inc., a wholly owned subsidiary of ATC and a Delaware corporation ("ATI"), pursuant to which Omni will merge with and into ATI, which will be the surviving corporation (the "Omni Merger"). Omni owns, manages and develops multi-use telecommunications sites for radio and television broadcasting, paging, cellular, PCS and other wireless technologies and offers nationwide, turn-key tower construction and installation services through its Specialty Constructors subsidiary. Omni currently owns 246 towers (giving effect to announced transactions) and is currently developing or has agreed to build approximately 470 more sites for specific tenants. Pursuant to the Omni Merger Agreement, which has been approved by the Board of Directors of ATC and Omni, and by holders of shares representing the required majority of the voting power of Omni Common Stock, Omni stockholders will receive 1.1 shares of ATC Class A Common Stock for each share of Common Stock of Omni. In the aggregate, ATC will exchange approximately 17.7 million shares of ATC Class A Common Stock in exchange for the approximately 16.1 million fully-diluted shares of Common Stock of Omni, plus the assumption of debt. Consummation of the Omni Merger is expected to occur in the first quarter of 1999, subject to certain conditions including, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended (the "HSR Act"). Upon the consummation of the Omni Merger, Jack D. Furst, the Chairman of Omni and a partner of Hicks, Muse, Tate & Furst Incorporated, Omni's largest stockholder, will be elected to the Board of Directors of ATC.

      On November 16, 1998, ATC entered into an Agreement and Plan of Merger (the "TeleCom Merger Agreement") with TeleCom Towers, L.L.C., a Delaware limited liability company ("TeleCom"), and ATI, pursuant to which TeleCom will merge with and into ATI, which will be the surviving corporation (the "TeleCom Merger"). TeleCom owns, or co-owns, approximately 367 towers and manages another 130 revenue-generating sites in 27 states. Pursuant to the TeleCom Merger Agreement, which has been approved by Board of Directors of ATC, the Management Committee of TeleCom, and by holders of interests representing the required majority of the voting power of TeleCom interests, ATC will pay a purchase price for TeleCom of approximately $155.0 million, subject to adjustment for closing date working capital. ATC will assume approximately $30.0 million of debt, subject to adjustment for interim acquisitions and capital expenditures. The purchase price (except for the working capital adjustment, which is payable in cash) will be paid 60% in ATC Class A Common Stock (based on average stock prices ten days before and ten days after November 16, 1998) and 40% in cash. Consummation of the TeleCom Merger is conditioned on, the expiration or early termination of the waiting period under the HSR Act, and accordingly, is not expected to take place until the first quarter of 1999. Upon the consummation of the TeleCom Merger, Dean H. Eisner, Vice President, Business Development and Planning of Cox Enterprises, Inc., will be elected to the Board of Directors of ATC.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)  Financial Statements

         In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after December 1, 1998.

         (b)  Pro Forma Financial Information

         As of the date of this filing of this Current Report on 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after December 1, 1998.

         (c)  Exhibits

         Exhibit 2.1 - Agreement  and Plan of Merger,  dated as of
                       November 16, 1998, by and among American Tower Corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI") and OmniAmerica, Inc., a Delaware corporation.*



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         Exhibit  2.2 -   Agreement  and Plan of Merger,  dated as of
                          November  16,  1998,  by and among  ATC,  ATI and
                          TeleCom  Towers,   L.L.C.,   a  Delaware  limited
                          liability company.**

         Exhibit 99.1  -  Press Release, dated as of November 16, 1998 relating to the Omni Merger.

         Exhibit 99.2  -  Press Release, dated as of November 16, 1998 relating to the TeleCom Merger.


         * Filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         ** Filed as Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           AMERICAN TOWER CORPORATION
                                           (Registrant)


Date: November 30, 1998                    By:/s/ Justin D. Benincasa
                                           Name: Justin D. Benincasa
                                           Title: Vice President and Corporate
                                           Controller